ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is between Monto Holdings (Pty) Ltd. ("Buyer"), and People's Liberation, Inc. (“PPLB”) and its wholly owned subsidiary Bella Rose, LLC (“BR” and, together with PPLB, "Seller"). Buyer and Seller agree as follows:

1.	Recitals.

1.1	Seller’s Business. Seller operates a clothing business (the "Business").

1.2
Unit Purchase Agreement. Pursuant to that certain Unit Purchase Agreement entered into as of April 7, 2011, by and among J. Lindeberg USA Corp., a New York corporation and the Seller (the “Unit Purchase Agreement”), BR sold certain membership interests in J. Lindeberg USA, LLC to J. Lindeberg USA Corp. in exchange for aggregate consideration of One Million Six Hundred Fifty Thousand Dollars (USD $1,650,000), Nine Hundred Thousand Dollars (USD $900,000) of which was paid at the closing of the transaction on April 26, 2011 (the “Closing Date”) and Seven Hundred Fifty Thousand Dollars (USD $750,000) of which is payable by J. Lindeberg USA Corp. to BR (or, at BR’s direction, to PPLB) on the sixth month anniversary of the Closing Date (the payment of $750,000 owed to BR is hereafter referred to as the “Second Payment”). If the date of payment for the Second Payment does not fall on a business day, the Second Payment is payable on the business day immediately succeeding the sixth month anniversary of the Closing Date.

1.3
Letter of Credit. In connection with the closing of the transactions contemplated by the Unit Purchase Agreement, J. Lindeberg USA Corp. delivered to BR an irrevocable letter of credit issued by Danske Bank A/S (the “Letter of Credit”) as security for J. Lindeberg USA Corp.’s obligation to pay the Second Payment. Pursuant to Section 2.2 of the Unit Purchase Agreement, J. Lindeberg USA Corp. may pay the Second Payment directly to BR (or, at BR’s direction, to PPLB). If J. Lindeberg USA Corp. so elects to pay the Second Payment directly, Section 2.2 of the Unit Purchase Agreement provides that the Seller may not in any event draw down (in whole or in part) upon the Letter of Credit, and the Seller shall, concurrently with such direct payment, return the original Letter of Credit to J. Lindeberg USA Corp. (or J. Lindeberg USA Corp.’s designee). If J. Lindeberg USA Corp. fails to pay the Second Payment when due in accordance with the terms of the Unit Purchase Agreement, BR may draw down upon the Letter of Credit in accordance with its terms for the amount of the Second Payment (without interest or penalty) on the third business day (in Sweden) after such failure. For purposes of clarity, Section 2.2. of the Unit Purchase Agreement provides that the Seller shall not draw down upon the Letter of Credit until the third business day (in Sweden) following the sixth month anniversary of the Closing Date.

1.4
Sale. Buyer desires to purchase from Seller (i) BR’s rights to enforce and receive from J. Lindeberg USA Corp. payment of the Second Payment pursuant to Section 2.2 of the Unit Purchase Agreement and (ii) BR’s rights to the Letter of Credit, including BR’s right to enforce and receive from Danske Bank payment of all amounts under the Letter of Credit (collectively, the “Second Payment Rights”), and Seller is willing to sell the Second Payment Rights to Buyer pursuant to the terms set forth in this Agreement.

2.
Sale and Purchase of Second Payment Rights. At the Closing (as defined below) of the transactions contemplated by this Agreement, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Second Payment Rights. Seller will transfer the Second Payment Rights to Buyer free and clear of all encumbrances.

2.1
Payment to Buyer. Seller shall cause all payments of the Second Payment to be paid directly from J. Lindeberg USA Corp. or its affiliates to an account designated by Buyer. If Seller receives any of the Second Payment directly, Seller will hold such amount in trust and will promptly pay such amount to an account designated by Buyer.

3.
No Other Assets Acquired or Obligations Assumed. Other than the Second Payment Rights, Buyer is not acquiring an interest in or claim against any other asset of Seller. Buyer is not assuming any obligation of Seller in connection with the purchase of its undivided interest in the Second Payment Rights.

4.
Issuance of Warrant. At the Closing, PPLB will issue a warrant to purchase 3,750,000 shares of Common Stock, par value $0.001 per share, of PPLB (the “Common Stock”) in substantially the form attached hereto as Exhibit 4 to the Buyer (the “Warrant”). The Warrant will have an exercise price of $0.20 per share, subject to adjustments.

5.
Purchase Price. The total purchase price to be paid by Buyer to Seller for the Second Payment Rights and the Warrant is $722,916.66 (the "Purchase Price") payable by cashier's check or wired funds (in readily available United States currency). The Purchase Price will be paid in full at Closing.

6.	Representations and Warranties of PPLB and BR.

6.1
PPLB and BR hereby, jointly and severally, represent and warrant to Buyer that: (i) each of them is duly organized, validly existing and in good standing; (ii) this Agreement has been duly authorized and delivered by each of them and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms; (iii) the execution, delivery and performance of this Agreement by each of them do not and will not violate or conflict with any provision of its articles or certificates of incorporation or bylaws, any law or regulation binding upon it or any agreement or other commitment or any nature binding upon it or its assets; (iv) Seller has good title to the Second Payment Rights free from any lien or encumbrance and at the Closing provided for below will transfer good title to the Second Payment Rights to Buyer free from all liens, encumbrances and claims of others and (v) the obligation of J. Lindeberg USA Corp. to pay the Second Payment is unconditional and neither the Second Payment nor the Letter of Credit are subject to offset, setoff or deduction for any indemnity claims or otherwise, and regardless of any counterclaim or defense.

6.2
PPLB hereby separately represents and warrants to Buyer that:
(i)The shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly authorized, and upon issuance of the Warrant Shares in accordance with the terms of the Warrant, the Warrants Shares will be validly issued, fully paid, and non-assessable and (ii) assuming the accuracy of the Buyer’s representations and warranties set forth in Section 7, no registration under the Securities Act of 1933, as amended (the “1933 Act”), is required for the offer and sale of the Warrant and Warrant Shares by PPLB to the Buyer hereunder.

7.	Representations and Warranties of Buyer.

(i)	Buyer is duly organized, validly existing and in good standing;

(ii)
Buyer (a) is acquiring the Warrant, and (b) upon exercise of its Warrant will acquire the Warrant Shares issuable upon exercise thereof, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act;

(iii)	Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(iv)
Buyer understands that the Warrant and the Warrant Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that PPLB is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Warrant and the Warrant Shares.

(v)
Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of PPLB and materials relating to the offer and sale of the Warrant and the Warrant Shares which have been requested by Buyer. Buyer and its advisors, if any, have been afforded the opportunity to ask questions of PPLB. Buyer understands that its investment in the Warrant and the Warrant Shares involves a high degree of risk. Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Warrant and the Warrant Shares. (vi) Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant and the Warrant Shares or the fairness or suitability of the investment in the Warrant and the Warrant Shares nor have such authorities passed upon or endorsed the merits of the offering of the Warrant and the Warrant Shares. (vii) Buyer understands that: (a) the Warrant and the Warrant Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to PPLB (if requested by PPLB) an opinion of counsel to Buyer, in a form reasonably acceptable to PPLB, to the effect that such Warrant and the Warrant Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides PPLB with reasonable assurance that such Warrant and the Warrant Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”); (b) any sale of the Warrant and the Warrant Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Warrant and the Warrant Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC promulgated thereunder; and (c) neither PPLB nor any other person is under any obligation to register the Warrant and the Warrant Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

8.
The Closing; Documents. The Closing shall take place at 1212 S. Flower 5th Floor Los Angeles CA 90015 on June 24, 2011, or at such other place and time as may be agreed to by the parties in writing (the "Closing"). Buyer’s obligation to close is contingent upon all of the representations and warranties of Seller set forth in this Agreement being true and correct as of the date of the Closing as if given on and as of such date, and, if the Closing is not concurrent with the execution of this Agreement, Seller’s delivery to Buyer of a certificate to that effect. Seller’s obligation to close is contingent upon all of the representations and warranties of Buyer set forth in this Agreement being true and correct as of the date of the Closing as if given on and as of such date, and, if the Closing is not concurrent with the execution of this Agreement, Buyer’s delivery to Seller of a certificate to that effect. At the Closing, Buyer and Seller will each deliver the following to the other:

8.1	Buyer will deliver to Seller the Purchase Price by wire transfer or cashier's check;

8.2	Seller will deliver to Buyer a fully executed original Bill of Sale and Assignment conveying the Second Payment Rights to Buyer in the form of Exhibit 8.2;

8.3	Seller will deliver to Buyer the Letter of Credit, along with a demand letter and a Covering Schedule in the form of Exhibit 8.3, executed by BR and addressed to Danske Bank A/S;

8.4	Seller will deliver to Buyer that certain Control Agreement in the form attached hereto as Exhibit 8.4; and

8.5	PPLB will deliver to Buyer the Warrant.

9.
Obligations After Closing. Buyer agrees to abide by all of the obligations under Section 2.2 of the Unit Purchase Agreement (including, without limitation, the obligation to return the Letter of Credit upon J. Lindeberg USA Corp.’s exercise of its rights under the Unit Purchase Agreement, if J. Lindeber USA Corp. so elects, to pay the Second Payment directly rather than permit the holder of the Letter of Credit to draw down upon it.

10.
Absence of Finders and Brokers and Payment of Expenses. Each party represents and warrants that it has not obligated the other to pay any finder's or broker's fee or commission. Each party will indemnify and hold harmless the other from any claims, including reasonable attorneys’ fees, the other suffers on account of any claims for broker's commission or finder's fees arising from this transaction. Each party is solely responsible for the expenses it incurs in connection with the transactions contemplated by this Agreement.

11.
Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions.

12.
Notices. All notices and other communications must be in writing and are effective when delivered in person or five (5) days after mailing by United States certified mail return receipt requested, postage prepaid to the addresses given on the signature page of this Agreement. A party may change its address by notice.

13.
Survival, Successors and Assigns. The rights and duties is this Agreement shall survive the Closing. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Neither party shall voluntarily or by operation of law assign, hypothecate, give, transfer, mortgage, license, or otherwise transfer or encumber all or any part of its rights, duties, or other interests in this Agreement or the proceeds thereof, without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Any attempt to make such an assignment in violation of this provision shall be a material default under this Agreement and any such assignment in violation of this provision shall be null and void.

14.
Entire Agreement; No Representations; Amendments, Indemnity. This Agreement sets forth the entire understanding of the parties about the transactions contemplated. All previous agreements, understandings or negotiations are superseded by and merged into this Agreement. The parties may change this Agreement only in a writing executed by both of them. Neither Seller nor Buyer makes any representations or warranties except as specifically set forth herein. In the event of a breach of any specific representation or warranty by either party, the breaching party hereby agrees to indemnify, defend and hold the other party harmless from and against any liability, claim, lien, charge, cost or expense, including all costs of attorneys’ fees and court costs or costs related to settlement thereof.

15.
Attorneys’ Fees. If any party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "APA Action"), the losing party shall pay to the prevailing party all sums for attorneys’ fees and costs (at the prevailing party's attorneys’ then prevailing rates as increased from time to time) actually billed and incurred in bringing, prosecuting or defending such APA Action and/or enforcing any judgment, order, ruling, or award (collectively, a “Decision”) granted therein, all of which shall be deemed to have accrued on the commencement of such APA Action and shall be paid whether or not such APA Action is prosecuted to a Decision. Any Decision entered in such APA Action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such Decision. The Court may fix the amount of attorneys’ fees and costs on the request of either party. For purposes of this paragraph, attorneys’ fees shall include, without limitation, fees incurred in the following: (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation. "Prevailing party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an APA Action on the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

16.	Effective Date. This Agreement is effective as of June 24th, 2011 (the "Effective Date").

17.	Time is of the Essence. Time is of the essence in respect to all of the provisions of this Agreement in which a definite time for performance is specified.

18.
Financing Statements. Seller authorizes Buyer to file, concurrently with or after the Closing, one or more financing statements under the Uniform Commercial Code to provide notice of the transfer of the Second Payment Rights to Buyer.

19.
Further Assurances. Each party will execute all such further and additional documents as shall be reasonable, convenient, necessary or desirable to carry out the provisions of this Agreement. Seller shall provide such further documents and take such further actions as are reasonably requested by Buyer to enable Buyer to obtain the full benefit contemplated by this Agreement. Without limiting the foregoing, (i) if PPLB and BR fail to transfer good title to the Second Payment Rights to Buyer free from all liens, encumbrances and claims of others at the Closing, they shall, jointly and severally, (a) indemnify, defend and reimburse Buyer with respect to, and for, any claims that may be made against Buyer, any losses that may be incurred by Buyer and any expenses that may be incurred by Buyer, including attorneys’ fees, that result from any lien or encumbrance on or claim in the Second Payment Rights as transferred to Buyer hereunder and (b) take any and all actions necessary to remove any lien or encumbrance on or claim in the Second Payment Rights as transferred to Buyer within 30 days of the Effective Date and (ii) if Danske Banke S/A requires any further documentation from BR in connection with honoring the Letter of Credit, Seller shall promptly provide such documents to the bank.

In witness whereof, the undersigned have executed this Agreement on the Effective Date.

BUYER:		SELLER:

Monto Holdings (Pty) Ltd.		People's Liberation, Inc.

By:	/s/ Ronald Dyne	By:	/s/ Colin Dyne
Its:	Director	Its:	CEO
Address:		Address:

Date:	June 24, 2011	Date:	June 24, 2011

Bella Rose, LLC

		By:	/s/ Colin Dyne
		Its:	Manager
Address:

		Date:	June 24, 2011